Exhibit 23.1

KPMG LLP Suite 2400 400 West Market Street Louisville, KY 40202

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 1, 2024, with respect to the consolidated financial statements of Waystar Holding Corp., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Louisville, Kentucky
March 22, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.